Exhibit 99.1

Unum Therapeutics Reports Second Quarter 2020

Financial Results and Provides Corporate Updates

Completed acquisition of Kiq, including lead clinical-stage compound PLX9486,

a potent and selective KIT D816V inhibitor

Company positioned to advance best-in-class precision kinase inhibitors

Advancing clinical trials in Systemic Mastocytosis and Gastrointestinal Stromal Tumors (‘GIST’)

CAMBRIDGE, Mass., August 11, 2020 — Unum Therapeutics Inc. (Nasdaq: UMRX), a biopharmaceutical company focused on developing novel, best-in-class precision kinase inhibitors for a range of patients living with cancer and other unmet medical needs, today announced financial results for the second quarter ended June 30, 2020 and provided corporate updates.

“With the recent acquisition of Kiq, Unum’s focus on PLX9486 creates an exciting opportunity as we advance development of novel precision kinase inhibitors to treat patients with cancer and a range of other diseases with limited safe and effective treatment options,” said Chuck Wilson, Ph.D., President and CEO of Unum. “PLX9486 is a highly potent and selective KIT D816V inhibitor that has demonstrated promising clinical data, and we believe has significant potential to transform the management of serious diseases in many individuals. With PLX9486 as a cornerstone, we believe our team at Unum is poised to build a pipeline of best-in-class, precision kinase inhibitors.”

Recent Program and Corporate Highlights

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Announced completed acquisition of Kiq LLC: In July 2020, Unum announced the completed acquisition of Kiq LLC, a privately held biotechnology company focused on the discovery and development of precision kinase inhibitors. The acquisition was further financed by a private placement resulting in gross proceeds to Unum of approximately $104.4 million before deducting placement agent and other offering expenses. The private placement was led by Fairmount Funds Management LLC, with participation from Venrock Healthcare Capital Partners, BVF Partners L.P., Atlas Venture, Acorn Bioventures, Perceptive Advisor’s LLC, RTW Investments, OrbiMed, Samsara BioCapital, Logos Capital, Ally Bridge Group and Commodore Capital, as well as additional undisclosed institutional investors. Unum believes the acquisition of Kiq represents a high potential value creation opportunity for shareholders and creates a promising path forward. The Company continues to pursue strategic opportunities for its cell-based therapy programs. Unum has retained key employees across the newly integrated company and continues to attract talent to advance its precision kinase inhibitor programs.

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Advancing clinical development of PLX9486: Unum is advancing clinical studies of PLX9486 in multiple indications, including Gastrointestinal Stromal Tumors (‘GIST’) and systemic mastocytosis. Published clinical data demonstrate the critical role of KIT kinase activity as a driver in both GIST and systemic mastocytosis. PLX9486 is a highly potent and selective KIT D816V inhibitor that not only addresses primary activating mutations, but also resistance and activation loop mutations.

Unum plans to initiate clinical development of PLX9486 as a monotherapy for patients with Advanced Systemic Mastocytosis (ASM) and Indolent Systemic Mastocytosis (ISM) with the goal of demonstrating a best-in-class clinical profile. Patients living with systemic mastocytosis experience a range of symptoms, including reduced life span and chronic conditions, and there are limited treatment options available. Unum expects to initiate clinical testing in ASM patients in the first half of 2021, followed by trials in ISM patients in the second half of 2021.

In addition, PLX9486 has demonstrated promising clinical activity in a Phase 1/2 trial in patients with GIST demonstrating 11 months median progression free survival in 18 GIST patients treated in a second line or later setting. Safety data from both single agent and combination trials in more than 50 patients supports further clinical development. PLX9486 is currently in Phase 2 clinical development in GIST, and Unum plans to advance the compound into additional clinical trials in the second half of 2021. Unum plans to present further details from PLX9486 studies at an upcoming medical meeting.

Second Quarter 2020 Financial Results

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Collaboration Revenue: Collaboration revenue recognized during the second quarter ended June 30, 2020 of $0.5 million compared to $3.1 million in the same period of 2019. This decrease is due to the termination of a collaboration agreement in January 2020.

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R&D Expenses: Research and development expenses of $5.1 million for the second quarter ended June 30, 2020 compared to $10.6 million for the same period of 2019. This decrease is primarily related to the reduction in clinical activity of Unum’s legacy clinical trials.

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G&A Expenses: General and administrative expenses for the second quarter ended June 30, 2020 were $2.8 million, compared to $3.1 million for the same period of 2019. The decrease is primarily related to lower professional and consultant fees.

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Net Loss: Net loss attributable to common stockholders was $7.4 million, or $0.24 per share, for the second quarter ended June 30, 2020 compared with a net loss attributable to common stockholders of $10.5 million, or $0.34 per share, for the same period of 2019.

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Cash and Cash Equivalents: As of June 30, 2020, Unum had cash and cash equivalents of $21.3 million. Unum believes that its current cash and cash equivalents, including the $104.4 million received on July 9, 2020 from the Series A Preferred Stock private placement, will enable Unum to fund its operating expenses and capital expenditure requirements beyond 2022.

About Unum Therapeutics

Unum Therapeutics is a biopharmaceutical company focused on developing a pipeline of novel, best-in-class precision kinase inhibitors for a range of patients living with cancer and other unmet medical needs. Unum’s most advanced program, PLX9486, is a highly potent and selective KIT D816V inhibitor in development to treat systemic mastocytosis and GIST patients.

Unum’s legacy cell therapy programs utilize proprietary BOXR technology to improve the functionality of engineered T cells by incorporating a “bolt-on” transgene to overcome resistance of the solid tumor microenvironment to T cell attack. Unum is headquartered in Cambridge, MA.

Follow Unum Therapeutics on social media: @UnumRx and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: uses of proceeds; projected cash runways; and future product development plans. The use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar words expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, our clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to those set forth under the caption “Risk Factors” in Unum’s most recent Annual Report on Form 10-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither we, nor our affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

Media contact:

Amanda Sellers

asellers@vergescientific.com

301.332.5574

UNUM THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Collaboration revenue	$528	$3,138	$7,559	$6,191

Operating expenses:
Research and development	5,129	10,617	14,627	23,020
General and administrative	2,802	3,062	6,476	5,553

Total operating expenses	7,931	13,679	21,103	28,573

Loss from operations	(7,403)	(10,541)	(13,544)	(22,382)

Other income (expense):
Interest income	3	25	50	175
Other income, net	7	—	7	—

Total other income (expense), net	10	25	57	175

Net loss	(7,393)	(10,516)	(13,487)	(22,207)

Net loss per common share, basic and diluted	$(0.24)	$(0.34)	$(0.44)	$(0.73)

Weighted average common shares outstanding, basic and diluted	31,109,950	30,505,773	30,623,350	30,295,557

UNUM THERAPEUTICS INC.

CONDENSED CONSOLIDATED SELECTED BALANCE SHEET DATA

(unaudited, in thousands)

	June 30, 2020	December 31, 2019
Cash, cash equivalents and marketable securities	$21,342	$37,424
Working capital	$15,680	$27,343
Total assets	$31,055	$49,423
Total liabilities	$11,814	$17,661
Total stockholders’ equity	$19,241	$31,762